Exhibit 10.9

SETTLEMENT AGREEMENT AND GLOBAL AMENDMENT TO

AGREEMENT FOR INFORMATION TECHNOLOGY SERVICES AND RELATED

AGREEMENTS

This SETTLEMENT AGREEMENT AND GLOBAL AMENDMENT TO AGREEMENT FOR INFORMATION TECHNOLOGY SERVICES AND RELATED AGREEMENTS (this “Agreement”), dated as of March 1, 2007 (the “Effective Date”), is made by and between Aurum Technology Inc. d/b/a Fidelity Integrated Financial Solutions (“Fidelity”) and Placer Sierra Bank (“Customer”).

RECITALS

A. Fidelity and Customer (or its predecessor in interest, California Community Bancshares, Inc.) have previously entered into an Agreement for Information Technology Services, dated as of December 21, 2000 (the “Original Agreement”), and certain other addenda, amendments and agreements, descriptions of which are set forth on Schedule A hereto and incorporated herein by this reference. The Original Agreement and the addenda, amendments and agreements described on Schedule A hereto are collectively referred to in this Amendment as the “Existing Agreements”).

B. Fidelity and Customer dispute the applicability, meaning and legal effect of the Existing Agreements.

C. Customer’s parent company, Placer Sierra Bancshares (“Parent Company”), has entered into that certain Agreement and Plan of Reorganization (the “Merger Agreement”), dated as of January 9, 2007, by and between Parent Company, and Wells Fargo & Company (“Wells Fargo”).

D. The Parent Company and Wells Fargo anticipate entering into an initial merger (the “Initial Merger”) contemplated by the Merger Agreement sometime during the spring or summer of 2007, pursuant to which Parent Company intends to merge with a wholly-owned subsidiary of Wells Fargo.

E. Following the Initial Merger, Wells Fargo and Parent Company plan to operate Customer as a subsidiary of Wells Fargo until such time as Wells Fargo elects to merge Customer into Wells Fargo’s principal banking subsidiary (the “Final Merger”).

F. In light of the proposed Initial Merger and Final Merger, Fidelity and Customer desire to alter the contractual and business relationship between them represented by the Existing Agreements on the terms and conditions set forth in this Agreement.

AGREEMENT

In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Representations and Warranties.

(a) Representations and Warranties of Fidelity. Fidelity hereby represents and warrants for the exclusive benefit and reliance of Customer that this Agreement has been duly executed and delivered by Fidelity and, assuming the due authorization, execution and delivery hereof and thereof by the Customer, this Agreement constitutes a valid and binding obligation of Fidelity, enforceable against Fidelity in accordance with the terms hereof.

(b) Representations and Warranties of Customer. Customer hereby represents and warrants for the exclusive benefit and reliance of Fidelity that this Agreement has been duly executed and delivered by Customer and, assuming the due authorization, execution and delivery hereof and thereof by Fidelity, this Agreement constitutes a valid and binding obligation of Customer, enforceable against Customer in accordance with the terms hereof.

2. Cash Payment. On the date that is the Effective Date of the Initial Merger, as that date is defined in the Merger Agreement (the “Initial Merger Date”) and contingent upon the occurrence of the Initial Merger during the term of this Agreement, Customer shall pay Fidelity an amount equal to Five Million Six Hundred Thousand Dollars and No One Hundredths ($5,600,000.00) in immediately available funds.

3. Services. During the term of this Agreement Fidelity shall provide Customer (i) services Fidelity provided to Customer under any of the Existing Agreements or otherwise during December, 2006 (the “Existing Services”) and (ii) and the Internet Wire Exchange program offered by Fidelity (the “Additional Services”), in each case subject to termination in accordance with the terms of this Agreement, as specified in Section 5 below.

4. Charges for Services. Fidelity shall provide Existing Services in accordance with terms and conditions of the Existing Agreements at the rates Fidelity charged Customer for the Existing Services in December, 2006, (i) subject to adjustment for changes in volume where applicable and (ii) except as provided otherwise in Section 6 of this Agreement or where provisions of this Agreement conflict with provisions of the Existing Agreements. Fidelity shall provide Additional Services to Customer at a flat rate of $400 per month.

5. Termination of Services. At any time after (i) June 30, 2007 and (ii) the Initial Merger Date, Customer may terminate any of the Existing Services by providing not less than 90 days’ written notice to Fidelity, it being understood that notice of termination of the Existing Services will also be considered termination of the Additional Services. Upon receipt of notice of termination of such services, Fidelity will provide Customer its standard deconversion support at the rates set forth on Schedule B attached hereto and incorporated herein by this reference, including without limitation the provision of three sets of Deconversion Test Data in readily-usable electronic format. The parties shall cooperate to accomplish promptly the deconversion of Customer in accordance with the terms of the Existing Agreements; provided, however, notwithstanding anything to the contrary in any of the Existing Agreements, this Agreement or otherwise, in no event shall the Customer’s responsibility for standard deconversion services specified in Schedule B exceed $300,000 and in no event shall Fidelity’s duty to support Customer’s deconversion exceed the level of services that would equal $300,000.00 under the lower of Fidelity’s current published rates and the rates set forth on Schedule B.

6. Effect of Initial Merger. Upon the Initial Merger Date, the provisions of any Existing Agreements regarding (i) the term of any Existing Agreements, (ii) any restrictions on Customer or any of its affiliates to engage third parties or contract for Existing Services, Additional Services or other information services; (iii) any provisions regarding liquidated damages (or any other damages based on early termination of an agreement or arrangement), and (iv) any obligation on the part of Customer or any of its affiliates to renew the use of the Existing Services, Additional Services or any other services provided by Fidelity, or provide Fidelity a right of first refusal, right of first offer or other similar option to provide such services, shall terminate and be null and void. The parties further specifically agree that upon the Initial Merger Date, Fidelity, its affiliates and/or subcontractors will not have any right to be Customer’s sole and exclusive provider of the Existing Services, Additional Services or any other information services. Upon the Initial Merger Date, the terms described in items (i) – (iv) of the foregoing sentences and any terms relating to exclusivity of services shall be governed solely by the terms of this Agreement.

7. Release. On the Initial Merger Date, contingent upon the occurrence of the Initial Merger, and in consideration of the promises set forth in this Agreement, Customer and Fidelity each hereby release all claims, demands or actions of any nature, known or unknown, foreseen or unforeseen, against the other party, its parent, affiliate, subsidiaries or successors, including without limitation, those arising out of or relating to the Existing Agreements, the termination thereof or any rights or obligations arising thereunder, other than obligations expressly set forth in this Agreement. Each party hereto acknowledges that this is a full and final release and that each party intends and expressly agrees that it shall be effective as a bar to every claim, demand, and cause of action against the other party, its parent, affiliate, subsidiaries or predecessors as of the Initial Merger Date, except as specifically set forth otherwise in this Agreement. The parties have had an opportunity to confer with counsel concerning the substance of the release contained in this Agreement. It is the parties’ express intent to release not only known claims arising under or relating to the Agreement, but all unknown claims as well. Fidelity expressly acknowledges that it has received valuable consideration for the release of all unknown claims. Each party hereto also expressly waives all rights and benefits conferred upon it now or in the future under California Civil Code section 1542, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known by him or her, must have materially affected his or her settlement with the debtor.”

8. Special Termination. Except if the parties agree otherwise in writing, this Agreement automatically shall terminate on September 30, 2007 if the Initial Merger does not occur on or before that date (“Special Termination”). A Special Termination of this Agreement shall be a non-exclusive remedy. Upon the occurrence of a Special Termination, Customer shall pay for any deconversion services previously authorized by it upon receipt of an invoice from Fidelity, and each party shall retain its rights which it could assert at common law or under any statute, rule, regulation, order or law, whether federal, state, or local, or on any grounds whatsoever, whether in law or in equity, under the Existing Agreements without reference to this Agreement and the rights and obligations of the parties arising under Sections 2-7 of this Agreement shall terminate and be of no further force and effect.

9. No Admission. By execution of this Agreement, neither party admits, and expressly denies, any and all liability arising from any breach of or default under the Existing Agreements. Each party agrees that this Agreement may not be presented or used as evidence against any other party to this Agreement in any action or proceeding involving a party to this Agreement, including a demand, claim, cause of action, suit or other action arising out of or related to the Existing Agreements, except that this Agreement may be used as evidence in a proceeding involving an alleged breach of this Agreement or the enforcement of its provisions.

10. Miscellaneous.

(a) Confidentiality. Both Fidelity and Customer agree to keep all terms and conditions of this Agreement, the circumstances surrounding entry into this Agreement and any information regarding disputes arising out of the Existing Agreements, confidential and neither party shall disclose any such information to any third party or otherwise, except to that party’s respective attorneys or as otherwise required by law.

(b) Conflict. In the event of any conflict between the original terms of the Existing Agreements and this Agreement, the terms of this Agreement shall prevail.

(c) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns.

(d) Counterparts/Facsimile Signature. This Agreement may be executed simultaneously in two or more counterparts each of which shall be deemed an original, but all of which shall constitute one and the same Agreement. The delivery of an executed copy of this Agreement by facsimile shall be legal and binding and shall have the same full force and effect as if an original executed copy of this Agreement had been delivered.

(e) Days of Week. A “business day,” as used herein, shall mean any day other than a Saturday, Sunday or holiday, as defined in Section 6700 of the California Government Code. If any date for performance herein falls on a day other than a business day, the time for such performance shall be extended to 5:00 p.m. on the next business day.

(f) Governing Law. The parties hereto acknowledge that this Agreement has been negotiated and entered into in the State of California. The parties hereto expressly agree that this Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State of California.

(g) Construction/Exhibits. Headings at the beginning of each paragraph and subparagraph are solely for the convenience of the parties and are not a part of the Agreement. Whenever required by the context of this Agreement, the singular shall include the plural and the masculine shall include the feminine and vice versa. This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same. Unless otherwise indicated, all references to paragraphs, Sections, subparagraphs and subsections are to this Agreement. All exhibits and schedules referred to in this Agreement are attached and incorporated herein by this reference.

(h) Entire Agreement. This Agreement (including all Recitals, exhibits and schedules attached hereto), is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto. This Agreement may not be modified, changed, supplemented, superseded, canceled or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein. The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto.

(i) Notices. All notices, demands, consents, requests or other communications required to or permitted to be given pursuant to this Agreement shall be in writing, shall be given only in accordance with the provisions of this Section, shall be addressed to the parties in the manner set forth below, and shall be conclusively deemed to have been properly delivered: (a) upon receipt when hand delivered during normal business hours (provided that, notices which are hand delivered shall not be effective unless the sending party obtains a signature of a person at such address that the notice has been received); (b) upon receipt when sent by facsimile to the number set forth below (provided that, notices given by facsimile shall not be effective unless the receiving party delivers the notice also by one other method permitted under this Section); (c) upon the day of delivery if the notice has been deposited in a authorized receptacle of the United States Postal Service as first-class, registered or certified mail, postage prepaid, with a return receipt requested (provided that, the sender has in its possession the return receipt to prove actual delivery); or (d) one (1) business day after the notice has been deposited with either Golden State Overnight, FedEx or United Parcel Service to be delivered by overnight delivery (provided that, the sending party receives a confirmation of actual delivery from the courier). The addresses of the parties to receive notices are as follows:

TO FIDELITY:	Fidelity Information Services, Inc. 601 South Lake Destiny Drive Maitland, Florida 32751 Attention: President, Integrated Financial Solutions Facsimile: (407) 475-0394

WITH A COPY TO:	Fidelity Information Services, Inc. 601 Riverside Avenue, 12th Floor Jacksonville, Florida 32204 Attention: General Counsel Facsimile: (904) 357-1077

TO CUSTOMER:	Placer Sierra Bank 525 J Street Sacramento, California 95814 Attention: Angelee J. Harris, Esq. Facsimile: (916) 329-9238

WITH A COPY TO:	Downey Brand LLP 555 Capitol Mall, 10th Floor Sacramento, California 95814 Attention: Stephen J. Meyer, Esquire Facsimile: (916) 444-2100

Each party shall make an ordinary, good faith effort to ensure that it will accept or receive notices that are given in accordance with this Section 10(i), and that any person to be given notice actually receives such notice. Any notice to a party which is required to be given to multiple addresses shall only be deemed to have been delivered when all of the notices to that party have been delivered pursuant to this Section. If any notice is refused, the notice shall be deemed to have been delivered upon such refusal. Any notice delivered after 5:00 p.m. (recipient’s time) or on a non-business day shall be deemed delivered on the next business day. A party may change or supplement the addresses given above, or designate additional addressees, for purposes of this Section by delivering to the other party written notice in the manner set forth above.

(j) Attorneys’ Fees. If there is any dispute between any of the parties in connection with, relating to or arising from this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and other expenses to resolve the dispute and to enforce any final judgment, in addition to any other relief to which such party may be entitled. Any award of damages following judicial remedy or arbitration as a result of the breach of this Agreement or any of its provisions shall include an award of prejudgment interest from the date of the breach at the maximum amount of interest allowed by law.

[Signatures on next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

FIDELITY:

AURUM TECHNOLOGY INC. d/b/a FIDELITY INTEGRATED FINANCIAL SOLUTIONS

By:	/s/ Gary Norcross
Name:	Gary Norcross
Its:	President

By:
Name:
Its:	Secretary

CUSTOMER:

PLACER SIERRA BANK:

By:	/s/ Frank J. Mercardante
Name:	Frank J. Mercardante
Its:	Chairman & Chief Executive Officer

By:	/s/ Angelee J. Harris
Name:	Angelee J. Harris
Its:	Corporate Secretary

SCHEDULE A

TO

SETTLEMENT AGREEMENT AND GLOBAL AMENDMENT TO

AGREEMENT FOR INFORMATION TECHNOLOGY SERVICES AND RELATED

AGREEMENTS

EXISTING AGREEMENTS

1. Information Technology Services Agreement, dated 9/2/05, between Fidelity Information Services and Placer Sierra Bank

a. Service Bureau Processing Agreement, Schedule of Fees for Contracted Services, Placer Sierra Bank, Attachment 1, revised 7/26/05

b. Fidelity Information Services, Inc., Software License Schedule

c. Fidelity Information Services, Inc., Software Maintenance Schedule

d. Fidelity Information Services, Inc., Item Processing Services Schedule

e. Service Bureau Processing Agreement, Schedule of Fees for Contracted Services, Placer Sierra Bank, Attachment 2, revised 7/26/05

f. Fidelity Information Services, Inc., Internet Banking Services Schedule,

g. Fidelity Information Services, Inc., Bill Payment Services Schedule

h. Fidelity Information Services, Inc. eDelivery Services Schedule

i. Fidelity Information Services, Inc., eDelivery Services Schedule

j. Letter from Fidelity Information Services, dated August 23, 2005 and acknowledged on August 24, 2005, regarding pricing issues becoming part of “New Agreement”

k. Placer Sierra Bank, Auburn, CA, Proposal Summary

2. Agreement for Information Technology Services, dated December 21, 2000, between California Community Bancshares, Inc. and Aurum Technology, Inc.

a. Aurum Privacy Policy Statement Present to California Community Bancshares, Inc., March 12, 2001

b. Article VI – Systems, Data, and Confidentiality

c. Schedule A, Basic Services

d. Schedule B, Optional Services

e. Schedule C, Service Charges

f. Schedule D, Customer Systems

g. Schedule E, Customer Responsibilities

h. Schedule F, Service Level Standards

3. Addendum One, dated December 21, 2000, between Aurum Technology Inc. and California Community Bancshares, Inc.

4. Addendum Number Two, dated January 29, 2001, between Aurum Technology Inc. and California Community Bancshares, Inc.

5. Addendum Number Three, dated as of January 29, 2001, between Aurum Technology Inc. and California Community Bancshares, Inc., and its current and future subsidiaries and affiliates Sacramento Commercial Bank, The Bank of Orange County and Placer Sierra Bank

6. Addendum Number Four, Additional Services, dated May 30, 2001, between Aurum Technology Inc. and California Community Bancshares, Inc.

7. Addendum Number Five, Additional Services, dated May 7, 2001, between Aurum Technology Inc. and California Community Bancshares, Inc.

a. Exhibit A, Loan Interface Service Charges

8. Addendum Number Six, Additional Services, dated June 12, 2001, between Aurum Technology Inc. and California Community Bancshares, Inc.

a. Exhibit A, Service Charges for 800-VRU

9. Addendum Number Seven, Additional Services, dated July 16, 2001, by Aurum and California Community Bancshares

a. Exhibit A, PIM Client Input on ITI-PIM ACH File Testing-ADS900 Program Processing

10. Addendum Number Eight, Additional Services, dated July 16, 2001, between Aurum Technology Inc. and California Community Bancshares, Inc.

a. Exhibit A, Sorting of Branch Mail – Processing of U.S. Mail

11. Addendum Number Nine, Additional Services, dated August 2, 2001, between Aurum Technology Inc. and California Community Bancshares, Inc.

a. Exhibit A, Sorting of Branch Mail – Processing of U.S. Mail

12. Addendum Number Ten, Additional Services, dated August 2, 2001, between Aurum Technology Inc. and California Community Bancshares, Inc.

a. Exhibit A, Image Depot Express Software

13. Addendum Number Eleven to the Agreement for Information Technology Services, dated September 25, 2001, between Aurum Technology Inc. and California Community Bancshares, Inc.

a. Attachment A, UNISYS Equipment

b. Attachment B, Bill of Sale, dated August 6, 2001 by California Community Bancshares

14. Addendum Number Twelve, Additional Services, dated November 6, 2001, between Aurum Technology Inc. and California Community Bancshares, Inc.

a. Exhibit A, Notice Rendering - Printing

15. Addendum Number Thirteen, Additional Services, dated November 6, 2001, between Aurum Technology Inc. and California Community Bancshares, Inc.

a. Exhibit A, Sorting of Branch Mail – Film Retrival (sic)

16. Addendum Number Fourteen, Additional Services, dated December 31, 2001, between Aurum Technology Inc. and California Community Bancshares, Inc.

a. Schedule A, Premierecorp Cash Management

b. Schedule B, Premierecorp Cash Management Service Charges

17. Addendum Number Fifteen, Additional Services, between Aurum Technology Inc. and California Community Bancshares, Inc.

a. Exhibit A, Prime Extract Service Charges

b. Exhibit A, Prime Extract

18. Addendum Number Sixteen, Additional Services, dated December 31, 2001, between Aurum Technology Inc. and California Community Bancshares, Inc.

a. Exhibit A, Automatic Teller Machine Module Service Charges

19. Addendum Seventeen, Additional Services, dated November 11, 2002, between Aurum Technology Inc. and California Community Bancshares, Inc.

a. Exhibit A, ATM-Behind the Switch Service Charges

20. Addendum Number Eighteen, Additional Services, dated January 20, 2003, between Aurum Technology Inc. and California Community Bancshares, Inc.

a. Exhibit A, Cumlative (sic) Year-to-Date General Ledger History Report Service Charges

21. Aurum Technology, Inc., Compliance Addendum, Addendum Nineteen, dated January 20, 2003

22. Addendum Number Twenty, Additional Services, dated March 17, 2003, between Aurum Technology Inc. and California Community Bancshares, Inc.

23. Addendum Number Twenty-One, Additional Services, dated March 17, 2003, between Aurum Technology Inc. and California Community Bancshares, Inc.

a. Exhibit A, Premier II Platform Service Charges

b. Exhibit B, Premier II Platform Ancillary Licenses/Maintenance

24. Addendum Number Twenty-Two, Additional Services, dated March 17, 2003, between Aurum Technology Inc. and California Community Bancshares, Inc.

a. Exhibit A, Premier II Commercial Teller Service Charges

25. Partial Assignment and Assumption Agreement and Amendment, dated September 9, 2003, between California Community Bancshares, Inc., Placer Sierra Bank and Aurum Technology, Inc.

a. Exhibit A, Addenda Applicable to Assignee

26. Addendum Aurum Technology, Inc., Addendum to Placer Sierra Bank for Additional Services, dated January 6, 2004

27. Addendum, Additional Services, dated January 20, 2004

a. Exhibit A, SCM2100 Server Service Charges

b. Aurum Technology Inc., Addendum to Agreement for Information Technology Services CACM File, dated January 20, 2004, between Aurum Technology, Inc. and Placer Sierra Bank

c. Exhibit A

28. Addendum Additional Services, dated July 24, 2004

a. Exhibit A, Moneyvest Service Charges

29. Addendum to Agreement for Information Technology Services, dated October 8, 2004, between Aurum Technology Inc. and Placer Sierra Bank

a. Exhibit 1

b. Aurum Technology Inc. Compliance Addendum, Copy for Informational Purposes

30. Addendum to Agreement for Information Technology Services, dated November 29, 2004

31. Addendum Additional Services, dated December 1, 2004

a. Exhibit A, Loan Custodial Module Service Charges

32. Addendum – iPay Business Bill Pay Additional Services, dated January 10, 2005

a. Exhibit A, Premier – Business Bill Pay Service Charges

34. Addendum Number Twenty-three to Agreement.

(Dates listed for each item on Schedule A are the date identified in the document, or if none, the last date of execution.)

SCHEDULE B

TO

SETTLEMENT AGREEMENT AND GLOBAL AMENDMENT TO

AGREEMENT FOR INFORMATION TECHNOLOGY SERVICES AND RELATED

AGREEMENTS

PREMIER TO NON-ITI DECONVERSION STANDARD SERVICES

(See attachment.)

(Not filed herewith; available to the SEC upon request).